UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): April 9, 2014

HOSPITALITY PROPERTIES TRUST

(Exact Name of Registrant as Specified in Its Charter)

Maryland

(State or Other Jurisdiction of Incorporation)

1-11527	04-3262075
(Commission File Number)	(IRS Employer Identification No.)

Two Newton Place 255 Washington Street, Suite 300, Newton, Massachusetts	02458-1634
(Address of Principal Executive Offices)	(Zip Code)

617-964-8389

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

In this Current Report on Form 8-K, the terms “the Company,” “we,” “us” and “our” refer to Hospitality Properties Trust.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Amendment to Declaration of Trust

On April 9, 2014, our Board of Trustees (the “Board”) (i) approved an amendment to our declaration of trust to provide for the annual election of Trustees and (ii) determined to present this amendment for approval by our shareholders at our 2014 annual meeting. If this amendment is approved by our shareholders at our 2014 annual meeting, commencing with the class of Trustees standing for election at the 2015 annual meeting of the Company’s shareholders, Trustees will stand for election for one-year terms expiring at the next succeeding annual meeting of the Company’s shareholders. Trustees whose terms will expire in 2016 and 2017 will hold office until the end of their current terms. All Trustees will stand for election at the 2017 annual meeting, and thereafter, for one year terms. In all cases, each Trustee will hold office until his or her successor is duly elected and qualified or until his or her earlier resignation or removal.

Amended and Restated Bylaws

On April 9, 2014, the Board also approved amended and restated bylaws, effective that same date.  The amended and restated bylaws removed the general requirement that the affirmative vote of 75% of the votes entitled to be cast was required for shareholders to approve certain matters not previously approved by the Board and that the affirmative vote of a majority of votes cast was required for shareholders to approve those matters if they were previously approved by the Board.  As a result of the removal of that requirement, approval of matters voted on by our shareholders, other than the election of Trustees or as otherwise required by applicable law, the listing requirements of the principal exchange on which the Company’s common shares are listed or by a specific provision of the declaration of trust, requires the affirmative vote of a majority of votes cast.

The amended and restated bylaws also reduced the share ownership requirements for a shareholder seeking to nominate an individual for election as a Trustee at an applicable meeting of shareholders. Pursuant to the amended and restated bylaws, the proponent shareholder must own at least $2,000 in market value, or 1%, of our shares of beneficial interest entitled to vote at the meeting on such election continuously for at least one year at the date the shareholder gives the notice of proposed nomination or proposal of other business. Further, the shareholder must present a share certificate for those shares and evidence of continuous ownership of those shares for one year at the time such shareholder gives the required notice. The amended and restated bylaws expand the sources of evidence that a shareholder may provide to evidence its continuous ownership of shares so that the proponent shareholder may now provide copies of certain filings made pursuant to the Securities Exchange Act of 1934 or a written verification of such continuous ownership from the “record” owner of such shares. Under the Company’s bylaws as they existed immediately prior to the adoption of these amended and restated bylaws, one or more shareholders seeking to nominate an individual for election as a Trustee at an applicable meeting of shareholders must have held, individually or in the aggregate, at least 3% of the Company’s shares of beneficial interest entitled to vote at the meeting on such election, must have held such shares continuously for at least three years and must have presented share certificate(s) for all shares owned by such shareholders with the notice.

The amended and restated bylaws also revise the information required to be provided by a shareholder with its notice of a nomination or proposal of business, including without limitation (i) to reduce the time period for which information regarding certain transactions in the Company’s securities must be provided from 36 months to now 6 months, (ii) to eliminate certain information requirements with respect to proposed nominees and persons associated with proposed nominees, (iii) to limit certain disclosures regarding persons associated with a shareholder to such persons with an ownership interest in the Company, with a material interest in the shareholder proposal or who are a party to a disclosed transaction or agreement, and (iv) to revise the information that must be provided with respect to proposals that would cause covenant breaches or require governmental approval.

The amended and restated bylaws also revise the default record date for certain shareholder meetings and removed certain provisions that merely repeated a provision in the Company’s declaration of trust. The amended and restated bylaws also include certain other conforming and administrative changes.

The foregoing description of the Company’s amended and restated bylaws is not complete and is subject to and qualified in its entirety by reference to the amended and restated bylaws, a copy of which is attached hereto as Exhibit 3.1, and which amended and restated bylaws are incorporated herein by reference. In addition, a marked copy of the Company’s amended and restated bylaws indicating changes made to the Company’s amended and restated bylaws as they existed immediately prior to the adoption of these amended and restated bylaws is attached as Exhibit 3.2.

Item 9.01         Financial Statements and Exhibits.

(d)                                 Exhibits

3.1                               Amended and Restated Bylaws of Hospitality Properties Trust adopted April 9, 2014

3.2                               Amended and Restated Bylaws of Hospitality Properties Trust adopted April 9, 2014 (marked copy)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HOSPITALITY PROPERTIES TRUST

By:	/s/ Mark L. Kleifges
Name:	Mark L. Kleifges
Title:	Treasurer and Chief Financial Officer

Date:  April 10, 2014